Exhibit 99.1

Moelis & Company Appoints Navid Mahmoodzadegan and

Jeff Raich as Co-Presidents

Rick Leaman Appointed Vice Chairman of Moelis & Company

New York, September 17, 2015:  Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Navid Mahmoodzadegan and Jeff Raich as Co-Presidents of the Firm. The Firm also announced the appointment of Rick Leaman as Vice Chairman.

“Navid and Jeff have been instrumental in building our Firm since day one and I am delighted to have them serve as Co-Presidents overseeing the day-to-day management of our business as well as continuing to develop their industry leading client franchises.  Rick has decades of leadership experience and is one of the most talented M&A bankers so having him focus on advising our clients on their most important strategic decisions is valuable to our clients and also to our Firm,” said Ken Moelis, Chairman and CEO of Moelis & Company.

Mr. Mahmoodzadegan and Mr. Raich co-founded the Firm with Mr. Moelis in 2007 and both serve as members of the Firm’s Management Committee and Board of Directors, and will continue to do so. Mr. Mahmoodzadegan has more than 20 years of investment banking experience advising clients in the technology, media and telecom sectors. Mr. Raich has more than 26 years of investment banking experience having advised public and private companies across a broad spectrum of industries. He has held the position of Head of Mergers & Acquisitions at Moelis & Company since the founding of the Firm.

Mr. Leaman joined Moelis & Company and the Firm’s Management Committee in 2010, was appointed Managing Partner in 2012 and to the Firm’s Board of Directors in 2014. He will continue to provide leadership on the Firm’s Board of Directors and Management Committee. Mr. Leaman has over three decades of investment banking experience having advised on more than 100 transactions with total volume in excess of $300 billion, and nearly a decade in executive roles at Moelis & Company and prior firms. Mr. Leaman has advised on a number of landmark transactions for clients including Amgen, H.J. Heinz, Caremark, Duke Energy, Gillette, Eli Lilly, and Dentsply International Inc.

“As we continue to grow our Firm, which now has more than 650 employees globally, it is paramount that we align our senior leadership to take advantage of future growth opportunities. With superb judgment and deep client relationships, Rick, Navid, and Jeff have helped shape Moelis & Company into the leading independent investment bank it is today and I look forward to their continued contributions,” added Mr. Moelis.

“Ken, Navid, Jeff and I have worked together for about 15 years. I look at these new roles as the way to move this Firm to the next level for our people, shareholders and clients,” said Rick Leaman, Vice Chairman of Moelis & Company.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with over 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: + 1 347 583 9705

andrea.hurst@moelis.com

Investor Contact:

Michele Miyakawa

Moelis & Company

T: + 1 310 443 2344

michele.miyakawa@moelis.com